Evergreen

EVERGREEN VA HIGH INCOME FUND

Semiannual Report
as of June 30, 2002

Evergreen Investments[SM]
MUTUAL FUNDS

Evergreen VA High Income Fund - Semiannual Report as of June 30, 2002

INVESTMENTS THAT STAND THE TEST OF TIME

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $218 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of June 30, 2002

Letter to Shareholders
August 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholders,

We are pleased to provide the semiannual report for the Evergreen VA High Income Fund, which covers the six-month period ended June 30, 2002.

After experiencing mixed performance for the first three months of the period, the U.S. equities markets renewed their struggles during the final three months. Concerns over a slowdown in growth and the legitimacy of earnings were compounded by worries over terrorism and corporate credibility. As a result of these events, investor pessimism grew, and market valuations fell in the first half of the year. Leading the declines for the major market indexes was the Nasdaq Composite, which fell 25%. Following the Nasdaq in the pullback was the Standard & Poor’s 500 Index (S&P 500), which lost 14% of its value, and the Dow Jones Industrial Average, down 8% through June 30, 2002. Even small cap stocks (as measured by the Russell 2000 Index, which outperformed other benchmarks for much of the past two years) were down 9% in the second quarter, bringing their mid-year loss to 5%.

The U.S. fixed income markets, after mixed performance in the first three months of the period, recovered nicely in the final three months. Moderation in economic growth had much to do with this improvement in performance, since a slowdown in the pace of gross domestic product (GDP) growth suggests the Federal Reserve Board may remain on the sidelines longer than originally anticipated. Uncertainty related to geopolitical risks also contributed to the gains in Treasuries, which still maintain their role as a leading safe haven for domestic and international investors.

Looking ahead for the markets, we strongly encourage investors to focus on the improving fundamentals of the U.S. economy. We continue to project GDP growth in the range of 3% in 2002, with inflation tracking below 2%. Unemployment, as a lagging indicator, will likely get worse before it gets better. The silver lining here is that the Fed should stay on the sidelines until the trend in employment turns positive. Additionally, the growth trends for services and productivity remain positive, suggesting better profits ahead.

We continue to forecast operating earnings growth in the range of 8% to 10% for companies in the S&P 500 during 2002. Profits have often risen more than 20% in the first year of past recoveries, yet due to the lack of capital spending increases, we expect moderate earnings growth this year compared to past periods. We believe equity market gains may begin to reflect profit growth. However, given the low levels of investor confidence, we see very little room for P/E multiple expansion. A positive development on the geopolitical front, though, could add considerable momentum to the markets, providing investors relief from oversold conditions and a path to higher valuation.

Looking at bonds, we believe the pace of economic growth will enable the Fed to only slightly tighten policy late in the year. The prospects for slightly higher rates and the elongation of the recovery may enable fixed income instruments to continue recent contributions to diversified portfolios. Quality high yield bonds and investment-grade corporates also offer potential for gains as the environment improves and spreads narrow.

Diversification remains important

An environment like the past six months offers many reasons for building and maintaining a diversified portfolio rather than trying to make investment decisions based on anticipated market movements. It is important that you consult with your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investments

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

EVERGREEN
VA High Income Fund
Fund at a Glance as of June 30, 2002

“When investor confidence returns, high-yielding corporate bonds may be an attractive alternative to investments in lower-yielding, short-term bonds as well as to equities, which have generated mixed expectations for returns. With such an improved backdrop, we would expect demand for high yield investments to increase, potentially providing improved opportunities in the market.”

PORTFOLIO MANAGEMENT TEAM

High Yield Bond Team

Lead Manager: Prescott B. Crocker, CFA

PERFORMANCE & RETURNS1

Portfolio Inception Date:	6/30/1999

6-month return	3.57%

Average Annual Returns

1 year	7.98%

Since Portfolio Inception	6.52%

LONG TERM GROWTH

Comparison of a $10,000 investment in Evergreen VA High Income Fund,1 versus a similar investment in the Merrill Lynch High Yield Master Index (MLHYMI) and the Consumer Price Index (CPI).

The MLHYMI is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. Performance includes the reinvestment of income dividends and capital gain distributions.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

All data is as of June 30, 2002, and subject to change.

EVERGREEN
VA High Income Fund
Portfolio Manager Interview

How did the fund perform?

The fund posted positive returns for the six month period ended June 30, 2002, substantially outperforming both its industry benchmark and the competitive funds average. For the period, the fund had a total return of 3.57%, while the Merrill Lynch High Yield Master Index had a return -4.31%. During the same period, the median return of variable annuity high current yield funds was -3.49%, according to Lipper Inc., an independent monitor of mutual fund performance. The fund’s performance placed it in the top 1% of its Lipper peer group.

PORTFOLIO CHARACTERISTICS
(as of 6/30/2002)

Total Net Assets	$6,097,221

Average Credit Quality*	B+

Effective Maturity	7.0 years

Average Duration	5.0 years

* Source: Standard & Poor’s

What factors contributed to this strong relative performance during the six months?

A key factor helping support performance was our decision to substantially underweight the wireline sectors in the telecommunications and utility sectors, two areas of the high yield market that performed very poorly. In addition, our investments in bonds from retail, gaming, energy and broadcasting industries all helped performance.

While our relatively conservative positioning helped performance during the full six months, our underweighted positions in lower-rated bonds and higher-risk securities from cyclical industry companies held back returns during May and June. These classes of bonds showed improving performance in the final two months of the period in response to reports of continued economic growth. Investors were drawn to these lower-rated and economically sensitive issues by their extremely low prices and their potential for price appreciation.

PORTFOLIO COMPOSITION
(as a percentage of 6/30/2002 portfolio assets)

Corporate Bonds	92.5%

Yankee Obligations	7.5%

What were your principal strategies during the six months?

In view of uncertainty and continued market turbulence, we kept the portfolio relatively conservatively positioned. We emphasized higher-rated securities among high yield bonds and underweighted the most volatile areas, such as telecommunications and lower-rated bonds. This policy worked to the fund’s advantage during a period in which demand for high yield securities declined as investors lost confidence in the capital markets in general amid news reports of corporate accounting problems and allegations of executive misconduct.

PORTFOLIO QUALITY
(as a percentage of 6/30/2002 market value of bonds)

BBB	4.4%

BB	19.0%

B	70.6%

CCC	6.0%

What is your outlook for the next six months?

We expect to continue to maintain the fund’s relatively cautious positioning until we see evidence that the investment environment for the capital markets has started to improve.

When investor confidence returns, high-yielding corporate bonds may be an attractive alternative to investments in lower-yielding, short-term bonds as well as to equities, which have generated mixed expectations for returns. With such an improved backdrop, we would expect demand for high yield investments to increase, potentially providing improved opportunities in the market.

EVERGREEN
VA High Income Fund1
Financial Highlights
(For a share outstanding throughout each period)

	Six Months Ended June 30, 2002 (Unaudited)	Year Ended December 31,
		2001	2000	1999[2]

Net asset value, beginning of period	$ 9.52	$ 9.37	$ 10.15	$ 10.00

Income from investment operations

Net investment income	0.37	0.81	0.91	0.29

Net realized and unrealized gains or losses on securities	(0.03)	0.15	(0.78)	0.16

Total from investment operations	0.34	0.96	0.13	0.45

Distributions to shareholders from net investment income	0	(0.81)	(0.91)	(0.30)

Net asset value, end of period	$ 9.86	$ 9.52	$ 9.37	$ 10.15

Total return[3]	3.57%	10.27%	1.31%	4.46%

Ratios and supplemental data

Net assets, end of period (thousands)	$ 6,097	$ 5,310	$ 4,913	$ 5,257

Ratios to average net assets

Expenses[4]	1.00%[5]	1.01%	1.01%	1.02%[5]

Net investment income	8.12%[5]	8.49%	8.97%	5.88%[5]

Portfolio turnover rate	88%	131%	174%	19%

1. Effective February 1, 2000, shareholders of Mentor VIP High Income Portfolio became owners of that number of full and fractional shares of Evergreen VA High Income Fund. As Mentor VIP High Income Portfolio contributed the majority of assets and shareholders to Evergreen VA High Income Fund, its accounting and performance history has been carried forward.

2. For the period from June 30, 1999 (commencement of operations), to December 31, 1999.

3. Total return does not reflect charges attributable to your insurance company’s separate account.

4. The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5. Annualized

See Notes to Financial Statements.

EVERGREEN
VA High Income Fund
Schedule of Investments
June 30, 2002 (Unaudited)

	Credit Rating(v)	Principal Amount	Value

CORPORATE BONDS - 77.9%
CONSUMER DISCRETIONARY - 38.9%
Auto Components - 2.9%
Advance Stores Co., Inc., 10.25%, 04/15/2008	B-	$ 50,000	$ 52,750
Collins & Aikman Products Co., 11.50%, 04/15/2006	B	25,000	23,813
Intermet Corp., 9.75%, 06/15/2009 144A	B+	50,000	50,375
Lear Corp., Ser. B, 8.11%, 05/15/2009	BB+	50,000	51,330
178,268
Hotels, Restaurants & Leisure - 18.6%
Ameristar Casinos, Inc., 10.75%, 02/15/2009	B-	50,000	53,875
Argosy Gaming Co., 10.75%, 06/01/2009	B+	100,000	108,000
Aztar Corp., 8.875%, 05/15/2007	B+	50,000	50,562
Chumash Casino & Resort Enterprise, 9.00%, 07/15/2010 144A	BB-	15,000	15,263
Coast Hotels & Casinos, Inc., 9.50%, 04/01/2009	B	100,000	105,500
Hollywood Casino Corp.:
11.25%, 05/01/2007	B	50,000	54,250
13.00%, 08/01/2006	B-	50,000	55,000
Hollywood Park, Inc., Ser. B, 9.25%, 02/15/2007	CCC+	60,000	54,000
Horseshoe Gaming Holdings, Ser. B, 8.625%, 05/15/2009	B+	50,000	51,125
Isle of Capri Casinos, Inc., 8.75%, 04/15/2009	B	100,000	101,000
Mandalay Resort Group, Ser. B, 10.25%, 08/01/2007	BB-	100,000	105,375
Meristar Hospitality Corp., 9.125%, 01/15/2011 144A	B+	50,000	48,000
Six Flags, Inc., 8.875%, 02/01/2010	B	30,000	30,000
Station Casinos, Inc., 9.875%, 07/01/2010	B+	90,000	95,625
Tricon Global Restaurants, Inc., 8.875%, 04/15/2011	BB	100,000	106,500
Vail Resorts, Inc., 8.75%, 05/15/2009	B	50,000	50,250
Venetian Casino Resort LLC, 11.00%, 06/15/2010 144A	B-	50,000	50,562
1,134,887
Household Durables - 7.9%
K. Hovnanian Enterprises, Inc., 10.50%, 10/01/2007	BB-	50,000	54,375
MDC Holdings, Inc., 8.375%, 02/01/2008	BB+	15,000	15,225
Meritage Corp., 9.75%, 06/01/2011	B	50,000	52,125
Sealy Mattress Co., Ser. B, 9.875%, 12/15/2007	B-	100,000	101,000
Simmons Co., Ser. B, 10.25%, 03/15/2009	B-	150,000	158,250
Windmere Durable Holdings, Inc., 10.00%, 07/31/2008	B-	100,000	101,500
482,475
Leisure Equipment & Products - 0.8%
Icon Health & Fitness, Inc., 11.25%, 04/01/2012 144A	B-	50,000	49,500
Media - 4.6%
AMC Entertainment, Inc., 9.875%, 02/01/2012	CCC+	50,000	50,313
Charter Communications Holdings LLC:
8.625%, 04/01/2009	B+	25,000	16,875
Sr. Disc. Note, Step Bond, 0.00%, 01/15/2012 144A †	B+	75,000	24,375
Echostar DBS Corp., 9.375%, 02/01/2009	B+	50,000	46,500
Emmis Communications, Sr. Disc. Note, Step Bond, 0.00%, 03/15/2011†	B-	60,000	43,500
LIN Television Corp., 8.375%, 03/01/2008	B-	50,000	49,875
Sinclair Broadcast Group, Inc., 8.75%, 12/15/2007	B	50,000	50,000
281,438

EVERGREEN
VA High Income Fund
Schedule of Investments (continued)
June 30, 2002 (Unaudited)

	Credit Rating(v)	Principal Amount	Value

CORPORATE BONDS - continued
CONSUMER DISCRETIONARY - continued
Multi-line Retail - 0.9%
Petco Animal Supplies, Inc., 10.75%, 11/01/2011	B3	$ 50,000	$ 54,250
Specialty Retail - 3.2%
Michaels Stores, Inc., 9.25%, 07/01/2009	BB	50,000	53,250
Office Depot, Inc., 10.00%, 07/15/2008	BB+	50,000	55,250
United Rentals, Inc., 10.75%, 04/15/2008	BB	80,000	86,000
194,500
CONSUMER STAPLES - 1.9%
Food Products - 1.9%
Weight Watchers International, Inc., 13.00%, 10/01/2009	B	100,000	115,000
ENERGY - 4.1%
Oil & Gas - 4.1%
Chesapeake Energy Corp., 8.125%, 04/01/2011	B+	50,000	49,375
Giant Industries, Inc., 11.00%, 05/15/2012 144A	B	50,000	44,250
Parker Drilling Co., Ser. A-1, 10.125%, 11/15/2009	B+	100,000	105,000
Stone Energy Corp., 8.25%, 12/15/2011	B+	50,000	50,250
248,875
FINANCIALS - 2.5%
Diversified Financials - 0.8%
UCAR Finance, Inc., 10.25%, 02/15/2012 144A	B	50,000	51,250
Real Estate - 1.7%
Crescent Real Estate Equities, LP, 9.25%, 04/15/2009 REIT 144A	B+	100,000	103,239
HEALTH CARE - 5.5%
Health Care Providers & Services - 5.5%
Alaris Medical Systems, Inc., Ser. B, 11.625%, 12/01/2006	B+	50,000	56,500
Extendicare Health Services, Inc., 9.35%, 12/15/2007	CCC+	50,000	46,750
Pacificare Health Systems, Inc., 10.75%, 06/01/2009 144A	B+	40,000	41,150
Triad Hospitals Holdings, Inc., Ser. B, 11.00%, 05/15/2009	B-	100,000	110,500
Vicar Operating, Inc., 9.875%, 12/01/2009	B-	75,000	79,125
334,025
INDUSTRIALS - 10.6%
Aerospace & Defense - 0.5%
BE Aerospace, Inc., 9.50%, 11/01/2008	B	30,000	29,250
Commercial Services & Supplies - 3.3%
Allied Waste North America, Inc., 7.875%, 01/01/2009	BB-	100,000	96,500
Coinmach Corp., 9.00%, 02/01/2010 144A	B	50,000	51,000
Interface, Inc., 10.375%, 02/01/2010	BB	50,000	53,500
201,000
Construction & Engineering - 1.4%
KB Home, 8.625%, 12/15/2008	BB-	50,000	50,750
Schuler Homes, Inc., 10.50%, 07/15/2011	B+	30,000	32,250
83,000
Electrical Equipment - 3.3%
Stoneridge, Inc., 11.50%, 05/01/2012 144A	B	200,000	203,000

EVERGREEN
VA High Income Fund
Schedule of Investments (continued)
June 30, 2002 (Unaudited)

	Credit Rating(v)	Principal Amount	Value

CORPORATE BONDS - continued
INDUSTRIALS - continued
Machinery - 1.7%
AGCO Corp., 8.50%, 03/15/2006	BB-	$ 50,000	$ 50,625
Terex Corp., 10.375%, 04/01/2011	B	50,000	54,000
104,625
Marine - 0.4%
CP Ships, Ltd., 10.375%, 07/15/2012 144A	BB+	25,000	24,500
INFORMATION TECHNOLOGY - 1.7%
Electronic Equipment & Instruments - 0.6%
Applied Extrusion Technologies, Ser. B, 10.75%, 07/01/2011	B	40,000	36,200
Semiconductor Equipment & Products - 1.1%
Amkor Technology, Inc., 10.50%, 05/01/2009	B-	20,000	14,100
Fairchild Semiconductor Corp., 10.375%, 10/01/2007	B	50,000	52,250
66,350
MATERIALS - 9.4%
Chemicals - 4.1%
Acetex Corp., 10.875%, 08/01/2009	B+	50,000	52,500
Airgas, Inc., 9.125%, 10/01/2011	B+	50,000	53,000
Lyondell Chemical Co., 10.875%, 05/01/2009	B+	50,000	44,500
OM Group, Inc., 9.25%, 12/15/2011	B+	100,000	104,000
254,000
Containers & Packaging - 4.7%
Four M Corp., Ser. B, 12.00%, 06/01/2006	B	75,000	77,250
Graphic Packaging Corp., 8.625%, 02/15/2012 144A	B+	100,000	103,750
Owens-Illinois, Inc., 7.35%, 05/15/2008	B+	65,000	58,825
Riverwood International Corp., 10.875%, 04/01/2008	CCC+	45,000	47,025
286,850
Paper & Forest Products - 0.6%
Buckeye Cellulose Corp., 8.50%, 12/15/2005	B+	40,000	36,200
TELECOMMUNICATION SERVICES - 2.4%
Diversified Telecommunication Services - 2.2%
AT&T Corp., 7.30%, 11/15/2011 144A	BBB+	50,000	41,577
Panamsat Corp., 8.50%, 02/01/2012 144A	B	50,000	46,250
Paxson Communications Corp.:
10.75%, 07/15/2008	B-	10,000	9,650
Sr. Disc. Note, Step Bond, 0.00%, 01/15/2006 †	B-	60,000	34,350
131,827
Wireless Telecommunications Services - 0.2%
Alamosa Delaware, Inc., 12.50%, 02/01/2011	CCC	50,000	14,250
UTILITIES - 0.9%
Gas Utilities - 0.9%
Western Gas Resources, Inc., 10.00%, 06/15/2009	BB-	50,000	54,250
Total Corporate Bonds			4,753,009

EVERGREEN
VA High Income Fund
Schedule of Investments (continued)
June 30, 2002 (Unaudited)

	Credit Rating(v)	Principal Amount	Value

YANKEE OBLIGATIONS-CORPORATE - 6.4%
CONSUMER DISCRETIONARY - 1.3%
Media - 1.3%
Imax Corp., 7.875%, 12/01/2005	CCC	$100,000	$ 80,500
FINANCIALS - 0.3%
Diversified Financials - 0.3%
Ono Finance Plc, 14.00%, 02/15/2011	CCC+	50,000	17,250
INFORMATION TECHNOLOGY - 0.9%
Electronic Equipment & Instruments - 0.9%
Rogers Cablesystems, Ltd., Ser. B, 10.00%, 03/15/2005	BBB-	50,000	52,250
MATERIALS - 3.9%
Metals & Mining - 1.3%
Normandy Yandal Operations, Ltd., 8.875%, 04/01/2008	BBB-	75,000	76,969
Paper & Forest Products - 2.6%
Norampac, Inc., 9.50%, 02/01/2008	BB+	50,000	53,500
Repap New Brunswick, Inc., 11.50%, 06/01/2004	BBB+	50,000	57,125
Tembec Industries, Inc., 7.75%, 03/15/2012	BB+	50,000	49,875
160,500
Total Yankee Obligations-Corporate			387,469

	Shares	Value

WARRANTS - 0.0%
CONSUMER DISCRETIONARY - 0.0%
Media - 0.0%
Metricom, Inc., Expiring 2/15/2010 *	50	1
FINANCIALS - 0.0%
Diversified Financials - 0.0%
Asat Finance LLC, Expiring 11/01/2006 *	100	175
Total Warrants		176
SHORT-TERM INVESTMENTS - 15.2%
MUTUAL FUND SHARES - 15.2%
Evergreen Institutional Money Market Fund (o)	927,290	927,290
Total Investments - (cost $5,972,421) - 99.5%		6,067,944
Other Assets and Liabilities - 0.5%		29,277
Net Assets - 100.0%		$ 6,097,221

144A	Security that may be resold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. This security has been determined to be liquid under guidelines established by the Board of Trustees.
*	Non-income producing security
†	Security initially issued in zero coupon form which converts to coupon form at a specified rate and date. An effective interest rate is applied to recognize interest income daily for the bond.
This rate is based on total expected interest to be earned over the life of the bond which consists of the aggregate coupon-interest payments and discount at acquisition. The rate shown is the stated rate at the current period end.
(v)	Credit ratings are unaudited and rated by Moody’s Investors Service where Standard and Poor’s ratings are not available.
(o)	The advisor of the fund and the advisor of the money market fund are each a subsidiary of Wachovia Corporation.

Summary of Abbreviations
REIT	Real Estate Investment Trust

See Notes to Financial Statements.

EVERGREEN
VA High Income Fund
Statement of Assets and Liabilities
June 30, 2002 (Unaudited)

Assets
Identified cost of securities	$ 5,972,421
Net unrealized gains on securities	95,523

Market value of securities	6,067,944
Receivable from investment advisor	4,073
Receivable for securities sold	4,975
Interest receivable	120,967

Total assets	6,197,959

Liabilities
Payable for securities purchased	81,272
Due to other related parties	50
Accrued expenses and other liabilities	19,416

Total liabilities	100,738

Net assets	$ 6,097,221

Net assets represented by
Paid-in capital	$ 6,175,482
Undistributed net investment income	228,759
Accumulated net realized losses on securities	(402,543)
Net unrealized gains on securities	95,523

Total net assets	$ 6,097,221

Shares outstanding	618,079

Net asset value per share	$ 9.86

See Notes to Financial Statements.

EVERGREEN
VA High Income Fund
Statement of Operations
Six Months Ended June 30, 2002 (Unaudited)

Investment income
Interest	$ 256,942

Expenses
Advisory fee	19,728
Administrative services fees	2,818
Transfer agent fee	10
Trustees’ fees and expenses	140
Printing and postage expenses	17,247
Custodian fee	1,867
Professional fees	7,667
Other	30

Total expenses	49,507
Less: Expense reductions	(76)
Fee waivers and expense reimbursements	(21,248)

Net expenses	28,183

Net investment income	228,759

Net realized and unrealized losses on securities
Net realized gains on securities	75,749

Net change in unrealized gains or losses on securities	(114,456)

Net realized and unrealized losses on securities	(38,707)

Net increase in net assets resulting from operations	$ 190,052

See Notes to Financial Statements.

EVERGREEN
VA High Income Fund
Statement of Changes in Net Assets

	Six Months Ended June 30, 2002 (Unaudited)	Year Ended December 31, 2001

Operations
Net investment income	$ 228,759	$ 446,366
Net realized gains or losses on securities	75,749	(165,018)
Net change in unrealized gains or losses on securities	(114,456)	226,062

Net increase in net assets resulting from operations	190,052	507,410

Distributions to shareholders from
Net investment income	0	(446,072)

Capital share transactions
Proceeds from shares sold	697,375	499,519
Payment for shares redeemed	(99,892)	(206,059)
Net asset value of shares issued in reinvestment of distributions	0	42,272

Net increase in net assets resulting from capital share transactions	597,483	335,732

Total increase in net assets	787,535	397,070
Net assets
Beginning of period	5,309,686	4,912,616

End of period	$ 6,097,221	$ 5,309,686

Undistributed net investment income	$ 228,759	$ 0

Other Information:
Share increase (decrease)
Shares sold	70,353	50,243
Shares redeemed	(10,161)	(20,885)
Shares issued in reinvestment of distributions	0	4,464

Net increase in shares	60,192	33,822

See Notes to Financial Statements.

EVERGREEN
VA High Income Fund
Notes to Financial Statements (Unaudited)

1. ORGANIZATION

Evergreen VA High Income Fund (the “Fund”) is a diversified series of Evergreen Variable Annuity Trust (the “Trust”), a Delaware business trust organized on December 23, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Shares of the Fund may only be purchased by insurance companies for the purpose of funding variable annuity contracts or variable life insurance policies.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

A. Valuation of Investments

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Listed equity securities are valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

B. Security Transactions and Investment Income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

C. Federal Taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

D. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid a management fee that is calculated and paid daily. The management fee is computed at a rate of 0.70% of the average daily net assets of the Fund.

EVERGREEN
VA High Income Fund
Notes to Financial Statements (Unaudited) (continued)

During the six months ended June 30, 2002, EIMC waived $19,728 of investment advisory fees and reimbursed expenses of $1,520. The impact on the Fund’s annualized expense ratio as a percentage of average daily net assets was 0.70% and 0.05%, respectively.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an administrative fee of 0.10% of the Fund’s average net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund.

4. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $4,576,887 and $4,513,107, respectively for the six months ended June 30, 2002.

On June 30, 2002, the aggregate cost of securities for federal income tax purposes was $5,972,421. The gross unrealized appreciation and depreciation on securities based on tax cost was $219,604 and $124,081, respectively, with a net unrealized appreciation of $95,523.

As of December 31, 2001, the Fund had capital loss carryovers for federal income tax purposes of $189,217 and $236,924, expiring in 2008 and 2009, respectively.

For income tax purposes, capital losses incurred after October 31 within a Fund’s fiscal year are deemed to arise on the first business day of the Fund’s following fiscal year. As of December 31, 2001, the Fund incurred and elected to defer post October losses of $50,379.

5. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and its custodian, a portion of the fund expenses have been reduced. The Fund received $76 in expense reductions. The impact of the total expense reductions on the Fund’s expense ratio represented as a percentage of its average net assets was 0.00%.

6. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

7. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $725 million unsecured revolving credit commitment to temporarily finance the purchase or sale of securities for prompt delivery, including funding redemption of their shares, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the funds are charged an annual commitment fee of 0.10% of the unused balance, which is allocated pro rata. For its assistance in arranging the financing agreement, First Union Securities, Inc. was paid a one-time arrangement fee of $150,000, which was charged to the funds and also allocated pro rata.

During the six months ended June 30, 2002, the Fund had no borrowings under this agreement.

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Board of Trustees

Name, address and date of birth	Position with trust	Begining year of term of office*	Principal occupations for last five years	Number of portfolios overseen in Evergreen Funds complex	Other directorships held outside of Evergreen funds complex

Charles A. Austin III 200 Berkeley Street Boston, MA 02116 DOB: 10/23/1934	Trustee	1991	Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; Director, The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

K. Dun Gifford 200 Berkeley Street Boston, MA 02116 DOB: 10/23/1938	Trustee	1974	Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Leroy Keith, Jr. 200 Berkeley Street Boston, MA 02116 DOB: 2/14/1939	Trustee	1983	Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund

Gerald M. McDonnell 200 Berkeley Street Boston, MA 02116 DOB: 7/14/1939	Trustee	1988	Sales Manager, SMI-STEEL — South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Thomas L. McVerry 200 Berkeley Street Boston, MA 02116 DOB: 8/2/1938	Trustee	1993	Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

William Walt Pettit 200 Berkeley Street Boston, MA 02116 DOB: 8/26/1955	Trustee	1984	Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

David M. Richardson 200 Berkeley Street Boston, MA 02116 DOB: 9/19/1941	Trustee	1982	President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Russell A. Salton, III MD 200 Berkeley Street Boston, MA 02116 DOB: 6/2/1947	Trustee	1984	Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Michael S. Scofield 200 Berkeley Street Boston, MA 02116 DOB: 2/20/1943	Trustee	1984	Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Richard J. Shima 200 Berkeley Street Boston, MA 02116 DOB: 8/11/1939	Trustee	1993	Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Richard K. Wagoner, CFA** 200 Berkeley Street Boston, MA 02116 DOB: 12/12/1937	Trustee	1999	Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

* Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office.

** Mr. Wagoner is an “interested person” of the funds because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the funds’ investment advisor.

Additional information about the funds’ Board of Trustees can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

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558960 8/2002

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Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034